UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Hoover, Michael K
   820 Hedgegate Court
   Roswell, GA  30075
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   07/28/00
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   ProxyMed, Inc.
   PILL
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman and Chief Executive Officer
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock, par value $.001 (Restricted) |200,000**             |D               |                                               |
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
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Series C 7% Convertible |**       |N/A      |Pref. convertible into |1,000,000|$1.00     |D            |                           |
Preferred Stock         |         |         |Common w/optional & man|         |          |             |                           |
                        |         |         |datory conversion right|         |          |             |                           |
                        |         |         |s                      |         |          |             |                           |
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Warrants                |**       |08/17/05 |Common Stock, par value|500,000  |$1.00***  |D            |                           |
                        |         |         | $.001                 |         |          |             |                           |
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Employee Stock Options  |**       |07/28/10 |Common Stock, par value|1,666,667|$1.50     |D            |                           |
                        |         |         | $.001                 |         |          |             |                           |
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Employee Stock Options  |07/28/02*|07/28/10 |Common Stock, par value|1,666,667|$1.50     |D            |                           |
                        |*        |         | $.001                 |         |          |             |                           |
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Employee Stock Options  |07/28/03 |07/28/10 |Common Stock, par value|1,666,666|$1.50     |D            |                           |
                        |         |         | $.001                 |         |          |             |                           |
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
Explanation of Responses:
**Conversion Shares, Warrant Shares and Stock Options are subject to a 15-month lockup from the date of issuance or grant, which may be extended an additional 12 months at the discretion of the Issuer.
***Subject to anti-dilution adjustments as provided in the Warrant.
SIGNATURE OF REPORTING PERSON
Michael K. Hoover
DATE
August 28, 2000